Exhibit 99.1 - Resignation Letter Rickey Cooksey

December 31, 2007

Murray Conradie
Chairman/Chief Executive Officer
South Texas Oil Company
769 Hwy. 95 N.
Bastrop, Texas  78602

Re:    Resignation from South Texas Oil Company

Dear Murray,

Please accept this as formal notice of my resignation from the position of Chief Financial Officer of South Texas Oil Company effective December 31, 2007.

It has been a pleasure working with the management and staff of South Texas Oil Company and I thank you for such opportunity.

Respectfully,

/s/ Rickey Cooksey

Rickey J. Cooksey